EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Raley’s Grocery Store-Anchored Shopping Center in California

CINCINNATI, OH, September 24, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Red Maple Village, a 97,591 square foot shopping center anchored by a Raley’s grocery store. Red Maple Village is located in Tracy, California, approximately 20 miles southeast from Stockton, California. Raley’s is the No. 2 grocery store by market share in Stockton.

Red Maple Village is currently 98.7 percent occupied. When combined with the Raley’s lease, 72 percent of the rents for the shopping center are derived from national tenants.

With the acquisition of Red Maple Village, the Company’s current portfolio is comprised of interests in 57 properties anchored by 23 leading grocers in 20 states, with an aggregate portfolio purchase price of approximately $841 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied, grocery-anchored, neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied, grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of September 24, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 57 grocery-anchored shopping centers totaling approximately 6.0 million square feet.  For more information on the company, please visit its website at www.phillipsedison-arc.com.

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